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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the inclusion and incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 of our report dated March 14, 1996 relating to the consolidated financial statements of Hughes Supply, Inc., which appears in such Prospectus. We also consent to the references to us under the heading "Experts" in such Prospectus.

Price Waterhouse LLP

Orlando, Florida

April 19, 1996